Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Reeds, Inc.

We consent to the inclusion in the foregoing Post Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-165906) of our report dated March 17, 2010, relating to the financial statements of Reeds Inc. as of December 31, 2009 and for the years ended December 31, 2009 and 2008, which appears in the Reed’s, Inc Annual Report on Form 10-K for the fiscal years ended December 31, 2009 and 2008 filed with the Securities and Exchange Commission on March 30, 2010. We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company, P.A

Weinberg & Company, P.A.
Certified Public Accountants

Los Angeles, California
May 6, 2010